                                                                    EXHIBIT 10.3


                              DATED APRIL 16, 1996



                                  CONFIDENTIAL


***Portions of the Exhibit have been omitted pursuant to a request for Confidential Treatment under rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.






                      (1) Proteus Molecular Design Limited

                          (2) Janssen Pharmaceutica NV












                           ---------------------------
                           KNOW-HOW AND PATENT LICENSE
                           ---------------------------



                                   HUNT & CO.
                               35/36 GUILD STREET
                               STRATFORD-UPON-AVON
                                  WARWICKSHIRE
                                    CV37 6QY

               THIS AGREEMENT is made the 16th day of April 1996.


                                     PARTIES

        1. PROTEUS MOLECULAR DESIGN LIMITED an English company whose registered office is at Proteus House, Lyme Green Business Park, Macclesfield, Cheshire, SK11 0JL, England ("Proteus").

        2. JANSSEN PHARMACEUTICA NV a Belgian company whose principal place of business is at Turnhoutseweg 30, B-2340 Beerse, Belgium ("Janssen").


                                    RECITALS

        A. Proteus has developed and is the beneficial owner of a substantial body of valuable Technical Information (as defined below) which is not generally known or easily accessible relating to the production and commercial operation of GnRH Immunogens and in particular GnRH Immunocastration and is the beneficial owner of related Patent Rights (as defined below).

        B       Janssen wishes to receive and Proteus is willing to grant a license on the terms and conditions hereinafter set forth to use the Technical Information and to work under the Patent Rights in order to produce, manufacture, use, sell or otherwise deal in products developed or produced using the Technical Information.

        OPERATIVE PROVISIONS:

                1.      DEFINITIONS

                In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

                "Affiliate" with respect to a given company, any company which owns or controls at least 50% of the voting stock of such given company or any other company at least 50% of whose voting stock is owned or controlled by such owning or controlling company or by the given company.

                "Effective Date" the date hereof.

                "EU" the countries together forming the European Economic Area from time to time.

                "Field of Use" all animal species except humans.

                "Force Majeure" any circumstances beyond the reasonable control of either party (including without limitation, any strike, lock-out or other form of industrial action).

                "Indication" a use for a Product for the treatment of a particular condition or for a particular purpose in relation to a particular species and for which registration is intended to be sought or is being sought or has been obtained.

                "Interest" interest at the rate of 2% above LIBOR from time to time in force.

                "Net Sales Value" the gross price at which the Products are invoiced in local currency by Janssen and/or its Affiliates and/or its sub-licensees to third parties before the addition of any value added taxes less normal trade discounts actually given, credits or refunds actually given for returns and sales taxes.

                "Patent Rights" the patents and applications short particulars whereof set out in Schedule A hereto and all patents which may be granted pursuant to any of those patent applications and all extensions thereto which may be granted.

                "Peak Sales" an estimate of the highest total annual world wide sales (other than sales in countries in respect of which Janssen has stopped paying royalties in accordance with Schedule D) for a particular species and Indication within the Field of Use that it would be possible to achieve for a Product given the market conditions applying at the time.

                "Process" the development and/or production of GnRH Immunogens.

                "Products" all products of which all or part is developed, produced or made using the Technical Information and/or the Patents Rights and/or the Process for application within the Field of Use.

                "Registration" approval issued by a designated regulatory authority of any country to grant marketing authorization for that country for a Product.

                "SPC" all Supplementary Protection Certificates for medicinal products and their equivalents provided under Council Regulation (EEC) No.1768/92 of 18th June 1992.

                "Technical Information" all know-how, experience, drawings, designs, formulae, specifications, systems, reactions, processes, circuit diagrams, computer programs and all other technical information relating to the Products or the Process and which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products or in the operation of the Process made, developed or otherwise acquired by Proteus on or before the Effective Date brief details of which are set out in Schedule B.

                "Territory" the World.

                "USA" the United States of America Information.

                2.      TECHNICAL INFORMATION

                        2.1 Forthwith on receipt from Janssen of the initial sum due pursuant to clause 7.1 below Proteus will supply Janssen with all Technical Information in its possession that has not previously been disclosed to enable Janssen to operate the Process and to design manufacture on a commercial scale and sell the Products.

                        2.2 Any part of the Technical Information which has been disclosed by Proteus to Janssen on or before the Effective Date shall be deemed to have been disclosed pursuant to this Agreement. Nothing in this Agreement shall require Proteus to engage in any special technical studies or any research and development on Janssen's behalf.

                        2.3 Proteus shall be under no obligation to supply chemical or biological materials to Janssen which relate to the Technical Information and/or the Patent Rights. These may be purchased by Janssen at a price to be agreed.

                        2.4 Proteus will at the request of Janssen supply within the 6 months from the Effective Date or such other period as may be mutually agreed and for a maximum of 3 man days in total the services of Mr. Peter Swift (or such other employee of Proteus who is best placed to assist Janssen) at Janssen's premises in Belgium without charge to assist in the transfer of Technical Information. For the purposes of this clause a man day means a day of 8 working hours. All travelling costs shall be paid by Janssen.

                        2.5 If Janssen requires additional assistance Proteus will use its best endeavors to provide it but accepts no further obligation in this respect. Any additional assistance so given shall be charged to Janssen at the rate of Pound Sterling500 for each day of 8 working hours (and pro rata for any part day) that Mr. Peter Swift is so engaged (including travelling time) plus all disbursements and subsistence reasonably incurred. All travelling costs shall be paid by Janssen.

                        2.6 Proteus warrants that all Technical Information disclosed or to be disclosed to Janssen hereunder is or will be, to the best of Proteus' knowledge and belief, accurate. Proteus will promptly correct any significant errors in the Technical Information which it may subsequently discover. Proteus shall indemnify Janssen against all costs, damages and expenses incurred as a result of any claims in tort or otherwise made against Janssen by third parties in relation to Products which result solely from errors in the Technical Information. In the event that such a claim is made for which Proteus is liable Janssen shall not settle or compromise such claim without the prior written consent of Proteus. Except as provided for in clause 12.4 Proteus shall be under no further liability to Janssen in respect of the Technical Information or of the manufacture, use, sale or other disposition of the Process or Products.

                        2.7 Janssen shall be exclusively responsible for the technical and commercial operation of the Process and use of the Technical Information and for incorporating any modifications or developments that might be necessary or desirable and for all Products sold or supplied by Janssen or its sub-licensees. Janssen shall indemnify Proteus in respect of all costs damages and expenses incurred as a result of any claims by third parties in tort or otherwise against Proteus arising in any way out of the use of any of the Technical Information by Janssen or its sub-licensees other than those claims for which Proteus is liable under clause 2.6 above.

                3.      IMPROVEMENTS

                        3.1 The development and the commercialization of the Products shall be the sole responsibility of Janssen.

                        3.2 All development work of the Product, including but not limited to decisions to develop a Product for an Indication for use in a specific species within the Field of Use, shall be within the sole discretion of Janssen.

                        3.3 All business decisions, including but not limited to pricing, package design, sale and promotional activities and the decision to launch or continue to market a Product in a particular country of the Territory, shall be within the sole discretion of Janssen.

                        3.4 Janssen shall have exclusive ownership rights in and to any results coming out of the development of a Product, including but not limited to pre-clinical, clinical, toxicological and pharmacokinetic studies in connection with such Product.

                        3.5 Janssen shall have exclusive ownership rights in and to any improvements or development to or of the Technical Information and/or the Process which Janssen may acquire, invent or obtain control over during the term of this Agreement, whether or not such improvement or development is patentable.

                4.      CONFIDENTIALITY

                        4.1 For a period of 5 years after the termination of this Agreement or for 15 years from the Effective Date (whichever shall be the longer) each party agrees to maintain secret and confidential all Technical Information obtained from the other both pursuant to this Agreement and prior to and in contemplation of it and ail other information that it may acquire from the other in the course of this Agreement, to respect the other's proprietary rights therein, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its Affiliates, subcontractors, agents, employees and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement.

                        4.2 The foregoing obligations of clause 4.1 above shall not apply to Technical Information or other information which:

                                (a) prior to receipt thereof from one party was in the possession of the other and at its free disposal and such possession is evidenced by written documents in existence prior to such receipt;

                                (b)     is subsequently disclosed to the
        recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other party;

                                (c) is or becomes generally available to the public in printed publications in general circulation through no act or default of the recipient party or its Affiliates, sub-contractors, sub-licensees, agents or employees.

                        4.3 The provisions of clause 4.2 shall not apply where, despite the Technical information being known, disclosed or generally available in accordance with clause 4.2, the precise configuration of its constituent components are not known, disclosed or generally available as appropriate.

                        4.4 Each party shall procure that all its Affiliates, sub-contractors, agents, employees and sub-licensees pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of clause 4.1 apply shall be made aware of and subject to these obligations. Each party agrees that it will be liable for the acts or omissions of its Affiliates, subcontractors, sub-licensees, agents and employees as if they were its own acts or omissions.

                5.      GRANT OF RIGHTS

                        5.1 Proteus hereby grants to Janssen, subject to the provisions of this Agreement, a license (which shall be exclusive to the extent and for the period specified in clause 5.2) under the Patent Rights and the Technical Information to:

                                (a)     produce, manufacture, use and sell
        Products in the Territory;

                                (b)     have the Products produced and
        manufactured in the Territory for Janssen by a sub-contractor.

                        5.2 Proteus shall not within the Field of Use, except as otherwise provided in this Agreement:

                                (a)     produce, manufacture, use, sell or
        otherwise deal in any Product or make any other use of the Process or the Technical Information in any country within the EU, for a period of 10 years from the first commercial sale of a Product in a country of the EU or for such longer period as any of the Patent Rights remain in force in that country;

                                (b) grant to any other person a license to do so during that period referred to `in clause 5.2(a) above.

                        5.3 Janssen shall not and shall procure that none of its sub-contractors shall, use the Process or any of the Technical Information or the Patent Rights for the development, production, manufacture or sale of any products outside of the Field of Use:

                                (a)     for the duration of this Agreement; and

                                (b) thereafter for so long as any part of the Technical Information remains subject to the obligations of confidence in clause 4 hereof, whichever is the longer; and

                Janssen shall be liable for the acts or omissions of its sub-contractors as though they were the acts or omission of Janssen itself.

                        5.4 Proteus shall have the right by notice in writing to convert the exclusive rights granted to Janssen under clause 5.1 to being non-exclusive in the event that:

                                (a)     a stable Good Manufacturing Practice
        Formulation has not been produced in accordance with the final manufacturing process by 31st December 1999; or

                                (b) a contract has not been signed with an investigator to start Good Clinical Practice clinical field trials for a Product for the purposes of Registration by 30th June 2000.

                6.      SUB-LICENSING

                        6.1 Janssen shall be entitled to grant sub-licenses of rights under this Agreement to any person provided that:

                                (a)     the terms of the sub-license fully
        reflect the value of the rights being sub-licensed and the terms of this Agreement; and

                                (b) Janssen shall forthwith notify Proteus of the grant of any sub-licenses to third parties.

                        6.2     In the event that Janssen grants any
sub-licenses under this Agreement Janssen shall remain responsible for and indemnify Proteus against all acts and omissions of such sub-licensees as though they were acts or omissions of Janssen under this Agreement.

                7.      MILESTONE PAYMENTS

                        7.1 Within 7 days of the Effective Date Janssen shall pay to Proteus an initial sum of ***

                        7.2 Janssen shall pay to Proteus milestone payments in relation to any Product for all Indications for the domestic cat species as follows:

                                (a) *** on the signing of the first contract with any investigator to start Good Clinical Practice clinical field trials for the purposes of Registration;

                                (b)     *** on first filing for Registration
        either in any part of the EU or the USA;

                                          (c) *** on first Registration in
either any part of the EU or the USA.

                        7.3 Janssen shall pay to Proteus further milestone payments in accordance with Schedule C.

                        7.4 All milestone payments payable under this Agreement shall be non refundable and shall not be creditable against royalties.

                        7.5 Milestone payments shall be payable by Janssen upon either itself or any sub-licensee reaching the specified milestone stage.

                8.      ROYALTIES

                        8.1 Janssen shall during the continuance of this Agreement pay to Proteus a royalty on the world wide Net Sales Value of all Products sold or otherwise supplied for money or money's worth as set out in Schedule D.

                        8.2 Payments due under clause 8.1 above shall be made within 60 days of the end of each calendar quarter for Net Sales Value in that quarter.

                        8.3 Janssen may by paying to Proteus a lump sum, the amount of which is to be agreed, release itself from all royalty obligations in respect Net Sales Value arising from sales of Products for a particular Indication and species from the date of making such lump sum payment.

                        8.4 In the event that Proteus converts the exclusive rights granted to Janssen under clause 5.1 to being non-exclusive rights in accordance with clause 5.4 or Proteus makes use of the non-exclusive rights under clause 5.2 and licenses the Patent Rights and/or the Technical Information to a third party within the Field of Use then all the milestone payments to be paid in accordance with Schedule C and all the royalty rates payable in accordance with Schedule D of the this Agreement shall be reduced by 50%.

                9.      PAYMENT

                        9.1 All sums due under this Agreement are exclusive of any Value Added Tax or other sales tax which shall be payable in addition on the rendering by Proteus of an appropriate Value Added Tax invoice;

                        9.2 All sums payable under this Agreement, unless stated otherwise, shall be paid in pounds sterling in cleared funds to the credit of a bank account to be designated in writing by Proteus. Conversion into pounds sterling shall be calculated at the rate of exchange ruling on the last day of the quarter in respect of which the particular royalties are due. The exchange rate for the purposes of this clause shall be that given in the Wall Street Journal Europe Money and Market Section Currency Cross Rates from time to time.

                        9.3 All sums payable under this Agreement shall be paid in full without any set off deduction or withholding of taxes charges and other duties that may be imposed except insofar as any such tax deduction or withholding is required by law and if Janssen is required by law to make any such tax deduction or withholding Janssen shall do all things in it's power which may be necessary to enable or assist Proteus to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give Proteus proper evidence as to the deduction or withholding and payment over the tax deducted or withheld.

                        9.4 If Janssen fails to pay in full any royalties or other sums payable under this Agreement on the date or within the period specified for payment the outstanding amount due shall bear Interest, both before and after any judgement, from that date or the last day of that period until that amount is paid in full to Proteus.

                10.     RECORDS AND REPORTS

                        10.1 Janssen agrees to keep (and will procure that any sub-licensees keep) true and accurate records and books of account containing all data necessary for the determination of royalties payable under this Agreement. These records and books of account shall upon reasonable notice be open at all reasonable times during business hours for inspection by an independent accountant appointed by Proteus (who is not reasonably objected to by Janssen) for the purpose of verifying the accuracy of Janssen's reports hereunder. Proteus' accountant shall during any particular calendar year only be entitled to inspect the records and books of account which relate to royalties paid in that particular calendar year and/or the previous calendar year.

                        10.2    If following any inspection pursuant to clause
10.1 above Proteus' Accountant certifies to Proteus and Janssen that the amount of royalties paid in respect of any quarter falls short of the royalties which were properly payable in respect of that quarter Janssen shall within 7 days of the certificate pay the shortfall to Proteus, together with Interest. In the event that the shortfall in royalties in any quarter is greater than 5% of the royalties payable for that quarter then Janssen shall also pay the costs of Proteus' Accountant making the inspection.

                        10.3 The provisions of this Section 10 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason until the settlement of all subsisting claims of Proteus under this Agreement.

                        10.4 Janssen shall submit to Proteus within 60 days of the end of each calendar quarter a statement setting forth with respect to the operations of Janssen hereunder during that period the Net Sales Value of Products.

                        10.5 Proteus may at its own cost request and Janssen shall, if so requested, provide Proteus with an annual statement certified by Janssen's auditors that the quarterly statements submitted to Proteus during the previous year are true and accurate.

                        10.6 Proteus agrees to maintain confidential all financial information received with respect to Janssen's operations pursuant to this Section 10.

                11.     RELATIONSHIP

                Janssen shall not act as agent of Proteus and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Products not make any representation or give any warranty on behalf of Proteus.

                12.     PATENTS

                        12.1 Proteus shall diligently prosecute to grant all subsisting patent applications within the Patent Rights in the Territory so as to secure the broadest monopoly reasonably obtainable consistent with avoiding serious prejudice to the validity of such granted patents and shall maintain all patents within the Patent Rights in force for the full terms thereof.

                        12.2 Proteus shall make all necessary filings and pay all requisite renewal fees to maintain the Patent Rights in the Territory provided that if Proteus shall fail to do so or gives Janssen notice that it no longer wishes to be responsible for any one or more of the patents within the Patent Rights then Janssen shall be entitled to maintain the relevant patent within the Patent Rights itself and Janssen shall no longer be obliged to pay the royalties attributable to the Patent Rights on Net Sales Value arising in the country or countries covered by the patent in question.

                        12.3 In the event of any infringement by a third party of any of the Patent Rights in any part of the Territory, Proteus shall take action to stop such infringement unless Proteus is of the opinion that such infringement action or proceedings would not be successful.

                        12.4 If within 30 days of Proteus becoming aware of such infringement, Proteus has not taken action against such third party, Janssen shall have the right, in its sole discretion, but not the obligation, to take all legitimate steps to halt such infringement. If necessary, Proteus will permit such proceedings to be brought in its name and Proteus shall provide reasonable assistance to Janssen. Janssen shall bear all the expenses of any proceedings brought by it and shall indemnify Proteus against all costs, claims and damages Which result from Janssen bringing proceedings in Proteus' name if Proteus is of the opinion that such infringement action or proceedings would not be successful.

                        12.5 In the event that Janssen takes proceedings against infringement on its own Janssen shall be entitled to apply 50% of its out of pocket expenses incurred in any such infringement proceedings up to 50% of each quarter's royalties otherwise payable to Proteus under clause 8 in respect of the country where such infringement proceedings have been commenced, until full recovery of the 50% of its out of pocket expenses.

                        12.6 Any damages, costs, awards or other sums received by a party bringing on its own any action or proceedings for infringement of the Patent Rights shall first be applied to repay the costs of the party bringing such action or proceedings, then secondly applied to repay any costs of the other party of such action or proceedings and then any remainder shall be divided between Janssen and Proteus to compensate each for its respective loss arising from the infringement. Upon recovering its costs from a third party Janssen shall in addition repay to Proteus any royalty deductions made under clause 12.5 above.

                        12.7 If the parties take joint action or proceedings against infringement of the Patent Rights in any country then clause 12.5 shall not apply and each party shall bear its own costs. Any damages, costs, awards or other sums received as a result of such action or proceedings shall first be applied to repay the parties' costs pro rata and then any remainder shall be divided between Janssen and Proteus to compensate each for its respective loss arising from the infringement.

                        12.8 In the event that there is a Competing Product (as defined in Schedule D) for a particular Indication and species which infringes the Patent Rights in a particular country then the amount of royalty actually paid to Proteus on Net Sales Value arising from Janssen's Product for that species and Indication in that particular country shall be reduced by 75%. Janssen shall be entitled to retain the unpaid 75% of the royalty pending the outcome of any infringement action or proceedings taken by either or both of the parties. In the event that any infringement action or proceedings are successful then Janssen shall repay the 75% of the royalty retained to Proteus together with Interest. In the event that any infringement action or proceedings are not successful then Janssen shall be entitled to retain the 75% of the royalties withheld from Proteus.

                        12.9 To the best of Proteus knowledge and belief the exercise of the rights granted or to be granted to Janssen hereunder will not result in the infringement of valid patents of third parties.

                        12.10 In the event that any valid patent of a third party is infringed by the Patent Rights and/or the Technical Information, Janssen and Proteus shall meet to analyze the infringement claim and the avoidance of the same. The parties agree as follows:

                                (a)     If it is necessary in the reasonable
        judgement of Janssen to obtain a license from such third party, in order to be able to develop, manufacture, sell or use of a Product in a particular country, Janssen, with Proteus reasonable assistance, may negotiate for a license and in such negotiations shall make every effort to minimize any license fees and/or royalties payable to such third party. Janssen shall not agree the level of royalties and/or license fees payable to such third party without the prior written consent of Proteus. Any such royalty payment to a third party shall be deducted from the royalty due by Janssen to Proteus under clause 8 for the country in question.

                                (b)     If the settlement of a lawsuit or
        threatened lawsuit or other action requires any payments for pre-settlement or pre-litigation resolution damages, including but not limited to royalty payments for past sales, to such third party, then Janssen and Proteus shall equally share said payments. Janssen shall not agree the level of payments to be made to such third party without the prior written consent of Proteus. Proteus' share of any payments to the third party shall be limited to:

                                         (i)     for each infringement the
                amount of 25% of milestone payments (plus Interest) in respect of Products for the Indication and species which infringe the third party's patent. In total Proteus shall not be required to pay an amount in respect of milestones of more than 100% of the milestones paid in respect of Products for the Indication and species which infringe any third party's patent; and

                                         (ii)    the amount of royalties
                actually paid (plus Interest) to Proteus by Janssen in such country in respect of Products for the Indication and species which infringe the third party's patent prior to the settlement or outcome of such lawsuit or threatened lawsuit or other action.

                        12.11 If at any time during this Agreement Janssen directly or indirectly opposes or assists any third party to oppose the grant of letters patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights or any of the claims thereof Proteus shall be entitled at any time thereafter to determine all or any of the licenses granted hereunder forthwith by notice thereof to Janssen.

                13.     TERM AND TERMINATION

                        13.1 Unless terminated earlier this Agreement shall continue until the obligation of Janssen to pay royalties and/or milestone payments to Proteus shall cease.

In the event that this Agreement terminates by effluxion of time then Janssen shall be free to exploit without charge the Technical Information within the Field of Use after such termination.

                        13.2 If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 30 days of written notice specifying the breach and requiring its remedy, or if either party becomes insolvent, has a receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction) or anything analogous occurs in another jurisdiction then the other party or in the case of breach the party not in breach of the obligation or condition may forthwith terminate this Agreement by notice without prejudice to the accrued rights of either party.

                        13.3 On termination of this Agreement by Proteus under clause 13.2 or clause 12.11 then Janssen shall not (and shall procure that its sub-licensees do not) exploit or use:

                                (a) the Technical Information for so long as the same remains subject to the provisions of confidentiality in clause 4.1; and

                                (b) the Patent Rights for so long as they remain valid in any particular country provided that Janssen and its sub-licensees shall have the right for a period of 6 months after the date of such termination by Proteus to complete deliveries under contracts in force on that date and/or to dispose of Products already manufactured at that date subject to payment of royalties thereon in accordance with this Agreement.

                        13.4 On termination of this Agreement by Janssen under clause 13.2 above for breach of this Agreement by Proteus Janssen shall no longer be liable to pay royalties on Net Sales Value or milestone payments. Janssen shall remain liable to pay royalties on Net Sales Value which arose prior to the date of termination or milestone payments which became due prior to the date of termination. In addition Janssen shall be free to use and exploit the Technical Information and the Patent Rights within the Field of Use.

                        13.5 On termination of this Agreement by Janssen under clause 13.2 other than for breach of this Agreement by Proteus then Janssen shall continue to pay milestone payments and/or royalties on Net Sales Value due to Proteus in accordance with Sections 7, 8 and 9 and Schedules C and
D. On condition that Janssen continues to make payments to Proteus in accordance with Sections 7, 8 and 9 and Schedules C and D on Net Sales Value arising after such termination Janssen shall be free to use and exploit the Technical Information and the Patent Rights within the Field of Use after such termination.

                14.     FORCE MAJEURE

                If either party to this Agreement is prevented or delayed in the performance or any of its obligations under this Agreement by Force Majeure, and if such party gives written notice thereof to the other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

                15.     GENERAL

                        15.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by Janssen without the written consent of Proteus which consent shall not be unreasonably withheld.

                        15.2 This Agreement together with the Schedules hereto forms the entire agreement between the parties. No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorized officers of both parties.

                        15.3 If any provision or part thereof of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision or part thereof shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree and the remainder of this Agreement and/or the affected provision shall continue to be valid.

                        15.4 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

                        15.5 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

                        15.6 Each party shall only be liable to the other for any damage or loss which is reasonably foreseeable.

                16.     NOTICES

                        16.1 Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service.

                        16.2 All notices, documents, communications and any other data to be provided under this Agreement shall be in English language unless otherwise agreed.

                17.     GOVERNING LAW AND DISPUTES

                        17.1 The construction validity and performance of this Agreement shall be governed in all respects by English Law.

                        17.2 All disputes arising in any way out of or affecting this Agreement shall be subject to the exclusive jurisdiction of the English or Belgium courts.

                18.     ANNOUNCEMENTS

                No announcement concerning the matters herein provided for or referred to or any ancillary matter shall be made by any party hereto without the prior approval of the other party (such approval not to be unreasonably withheld or delayed) other than as may be required by law or the rules of any Stock Exchange.

                IN WITNESS WHEREOF the parties have executed this Agreement the day and year first before written.

                                   SCHEDULE A

                                  PATENT RIGHTS



MAMMALIAN LHRH ANALOGUES


APPLICANT                       Proteus Molecular Design Limited

INVENTORS                       Fishleigh, Robert V.; Robson, Barry; Morrison,
                                Christopher A.

AGENT                           Frank B. Dehn & Co.; Imperial House, 15-19
                                Kingsway, London, WC2B 6UZ

PRIORITY UK Patent Application No. 8713240 filed 5th June 1987 UK Patent Application No. 8723072 filed 1st October 1987

CANADA                          Patent Application No. 563,089 filed 31st March
                                1988

UNITED STATES                   Patent Application No. 07/177,730 filed 5th
                                April 1988 Case re-filed on 2nd July 1992 as
                                File Wrapper Continuation Patent Application No.
                                07/908,659
                                Divisional Patent Application
                                No. 484839 filed 7th June 1995

EUROPE                          Patent Application No. 87308721.7 filed 1st
                                October 1987
                                Publication No. 0 293 530

NEW ZEALAND                     Patent Application No. 222031 filed 2nd October
                                1987
                                Accepted July 1995

UNITED KINGDOM                  Patent Application No. 8723072 filed 1st October
                                1987
                                Patent No. 2196969 granted 21st November 1990

AUSTRALIA                       Patent Application No. 79453/87 filed 2nd
                                October 1987
                                Patent No. 610526 granted 19th September 1991

                                   SCHEDULE B

                              TECHNICAL INFORMATION



1.      PROTOCOL FOR CONJUGATION : SOP 006/1

        Describes in detail a method for the chemical conjugation of the GnRH analogue, GnRH-Gly-Cys, to ovalbumin using Maleimidobenzoic acid N-hydroxy succinimide ester (MBS) as the coupling reagent to give an approximate peptide to protein ratio of 2.1. The resultant conjugate is the immunogen of choice for use for immunocastration.

2.      PREPARATION OF VACCINE: PROTOCOL FOR EXPERIMENT E020-CA-3

        The detailed method for formulation of an effective vaccine using GnRH-Gly-Cys-ovalbumin conjugate and DEAE-Dextran adjuvant is described as an integral part of this protocol for the biological evaluation of a range of doses of GnRH-Gly-Cvs-ovalbumin in male cats.

3.      EXPERIMENTAL DATA: STUDY REPORTS FOR EXPERIMENTS E020-CA-3 & E020-CA-4

        Comprehensive reports on a dose titration study of GnRH-Gly-Cys-ovalbumin in peripubertal male cats (E020-CA-3) and on a study to evaluate the effects of two doses of GnRH-Gly-Cys-ovalbumin, using two adjuvants and varying immunization schedules in pubertal male cats (E020-CA-4).

4.      ASSESSMENT OF STABILITY OF PBS-FORMULATED GNRH-GLY-CYS OVALBUMIN
        CONJUGATE

        Describes in detail a method for confirming that the conjugate retains full biological activity when stored at -20 Degrees Centigrade.

5.      CHEMICAL SYNTHESIS OF GnRH-Gly-Cys

        Describes a method for solid phase synthesis of GnRH-Gly-Cys.

                                   SCHEDULE C

                               MILESTONE PAYMENTS

1. Janssen shall pay to Proteus milestone payments (in US Dollars) for each Indication in respect to a particular species within the Field of Use (other than the domestic cat) for a Product as follows:

     (a)    ***

     (b)    ***

     (c)    ***

2. The parties agree to enter into negotiations in good faith and in a timely manner to determine the Peak Sales for any particular species and Indication forthwith upon Janssen's decision to enter into clinical field trials. If the relevant Peak Sales shall not have been agreed after a period of 60 days from Janssen's decision to enter into clinical field trials then the matter shall be referred to the chief executive officer of both parties for resolution.

3. Janssen shall not proceed to enter clinical field trials for a Product in relation to an Indication for a particular species until the first milestone for that Indication and particular species shall have been paid in full to Proteus.

4. The obligation of Janssen to pay milestones under this Agreement shall continue for so long as Janssen is under an obligation to pay royalties on Net Sales Value to Proteus under this Agreement.

                                   SCHEDULE D

                                   ROYALTIES

1. Subject as set out below Janssen shall pay to Proteus royalties for the licenses of the Technical Information and the Patent Rights based on world-wide Net Sales Value in accordance with the following table:

                      ***



        so that where there are no valid Patent Rights in a country the royalty rate is half of the full rate in countries where Patent Rights do exist.

2. Royalties will only be payable at the full rate on Net Sales Value arising in countries in which the patents as contained in Patent Rights have been granted within 6 years of the Effective Date otherwise royalties shall be payable on Net Sales Value arising in those countries at half of the full rate as though the Patent Rights had not been granted.

3. The calculation of royalties to be paid by Janssen to Proteus shall be carried out in the manner and sequence of steps as follows:

        (i) The total world wide Net Sales Value in any calendar year shall be divided into three categories namely:

               (a) Net Sales Value arising from countries where the Patent Rights are valid shall be referred to as the value "Y1"

               (b) Net Sales Value from Products for a particular Indication and species arising from countries where there are no valid Patent Rights but there is no Competing Product for that Indication and species shall be referred to as the value "Y2"

               (c) Net Sales Value from Products for a particular Indication and species in countries where there are no valid Patent Rights and there exists a Competing Product to that Product for the particular Indication and species shall be referred to as the value "Y3"

        (ii) Next the total Net Sales Value is calculated in accordance with the following formula:

               ***

        (iii) Next the Net Sales Value are weighted to reflect the different royalty rates in accordance with the following formula:

        ***

        (iv) Then the weighted sales are allocated between the royalty bands in accordance with the ratio of the royalty bands to the total Net Sales Value in accordance with the following formulas:

               First Royalty Band

               ***

               Second Royalty Band

               ***

               Third Royalty Band

               ***

               Fourth Royalty Band

               ***

        (v) The total royalties payable for any calendar year shall be the sum of the royalties under each royalty band as follows:

               ***

        (vi) Credit for royalties already paid (if any) by Janssen in respect of Net Sales Value for the calendar year in question shall then be given. The balance shall be the amount of royalties due to Proteus by Janssen.

4. An illustration of the above calculation of royalties appears in Appendix I to this Agreement.

5. The royalty calculation set out in paragraph 3 above shall be performed at the end of each calendar quarter in respect of each calendar year.

6. The period in respect of which royalties shall be payable pursuant to this Agreement in respect of each country in the Territory in which Products are sold or otherwise disposed of on a commercial basis is as follows:

        (i) if in that country the Patent Rights have been granted and are valid and subsisting the royalty on Net Sales Value for both the Patent Rights and the Technical Information shall be payable for the period during which the Patent Rights in that country remain in force; and

        (ii) if in that country the Patent Rights have been extended under any SPC for any particular Product then royalties on Net Sales Value from the Product covered by the SPC shall be payable on both the Patent Rights and the Technical Information until the expiry of the SPC; and

        (iii) if in that country no Patent Rights are valid and subsisting the royalty on Net Sales Value for the Technical Information shall be payable for a period of 7 years after the first Product is sold or otherwise disposed of by Janssen or its sub-licensees in that country.

7. In the event that the Patent Rights in any particular country are held or declared invalid by a court of competent jurisdiction from which no appeal is or can be made then the Net Sales Value arising in that country shall cease to be part of the value Y1 from the date of such holding or declaration and shall instead become part of the value Y2.

8. In the event that the requirements of clause 12.8 of the Agreement are satisfied, the calculation of the amount to be withheld under that clause shall be taken account of by the Net Sales Value from Janssen's Product for that species and Indication in that country which is affected. Such amount shall form part of the value Y3 for the purposes of calculating the amount of royalties to be paid to Proteus. If the amount withheld under clause 12.8 is to be repaid to Proteus in accordance with that clause then the royalty calculation for any calendar year in respect of which an amount has been withheld under clause 12.8 shall be re-calculated with such Net Sales Value forming part of value Y1 instead of value Y3.

9. In respect only of a country where the Patent Rights are not subsisting and a third party sells a Competing Product (as defined below) in that country then a proportion (as calculated in paragraph 10 below) of the Net Sales Value arising from that country shall form part of the value Y3.

10. If Janssen is not able to demonstrate to Proteus' reasonable satisfaction the amount of Net Sales Value affected by the Competing Product then the proportion of Net Sales Value arising from that country which is to form part of value Y3 shall be the same as the proportion that the Peak Sales for the particular Indication(s) and species for which the Competing Product has been Registered bears to the total Peak Sales for all species and Indications for which Janssen has a Registration in that country agreed or determined in accordance with Schedule C.

11. For the purposes of calculating the proportions under paragraph 8 above, the Peak Sales for the domestic cat shall be as set out below:

       ***


12. If at any time during the term of this Agreement the Technical Information (in whole or in part) becomes public knowledge:

        (i) through the fault of Proteus the royalties payable in respect of the Technical Information in any country where the Patent Rights (including any extensions under any SPC for any particular Product) are not valid and subsisting shall, on the written application of Janssen be reduced by such amount as the parties agree is fair and reasonable in all the circumstances; and

        (ii) in any other circumstances, the obligation to pay royalties under this Agreement shall, without limiting any other right or remedy of Proteus, continue in full force and effect.

13. If the parties are not able to agree upon the amount of any reduction in royalties pursuant to paragraph 12 above within 90 days after the receipt by Proteus of an application for a reduction in royalties, either party shall be entitled to refer the matter for determination to an independent valuer agreed between the parties or failing agreement within 14 days, nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The decision of such valuer (who shall act as an expert and not as an arbitrator) shall be final and binding on the parties who shall bear his costs in equal proportions.

14.     For the purposes of this Schedule:


"Competing Product"                 ***

Signed by

for and on behalf of
JANSSEN PHARMACEUTICA NV







------------------------------            ------------------------------------
N. Van Belle                              G. van Reet
Vice President International              Managing Director



Signed by

for and on behalf of
(Proteus Molecular Design Limited)

                                   APPENDIX I

Appendix 1                Know How and Patent License Agreement Between
                          Proteus Molecular Design Ltd. Janssen Pharmaceutica NV



GnRH IMMUNOCASTRATION PRODUCTS - ILLUSTRATIVE SPREAD SHEET TO DEMONSTRATE BASIS OF ROYALTY CALCULATIONS


                                      ***


                                       24